EXHIBIT 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Aug. 1, 2018

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Paul Schroedter (918) 573-9673

Williams Reports Second Quarter 2018 Financial Results

TULSA, Okla. – Williams (NYSE: WMB) today announced its financial results for the three and six months ended June 30, 2018.
Second-Quarter 2018 Highlights

•	2Q 2018 Net Income of $135 Million, Up $54 Million over 2Q 2017

•	2Q 2018 Adjusted income per share of $0.17; Up 31% over 2Q 2017

•	2Q 2018 Adjusted EBITDA of $1.11 Billion

•
Williams Partners' Transco Transportation Revenues Up $50 Million in 2Q 2018; Up $114 Million Year-to-Date or 16% - Driven by Big 5 Expansion Projects Placed In Service in 2017 as well as Mainline Service on Atlantic Sunrise in 2018

•	Williams Board Recommends Approval of Williams Merger with WPZ

Williams Summary Financial Information	2Q				YTD
Amounts in millions, except per-share amounts. Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	2018		2017		2018		2017

GAAP Measures
Cash Flow from Operations	$891		$799		$1,585		$1,526
Net income (loss)	$135		$81		$287		$454
Net income (loss) per share	$0.16		$0.10		$0.35		$0.55

Non-GAAP Measures (1)
Adjusted income	$143		$108		$302		$227
Adjusted income per share	$0.17		$0.13		$0.36		$0.27
Adjusted EBITDA	$1,110		$1,113		$2,245		$2,258
Cash Flow available for Dividends and other uses	$375		$360		$746		$740
Dividend Coverage Ratio	1.33	x	1.45	x	1.33	x	1.49	x

(1) Schedules reconciling adjusted income from continuing operations, adjusted EBITDA, Cash Available for Dividends and Dividend Coverage Ratio (non-GAAP measures) are available at www.williams.com and as an attachment to this news release.

Second-Quarter 2018 Financial Results
Williams reported unaudited second-quarter 2018 net income attributable to Williams of $135 million, an increase of $54 million from second-quarter 2017. The favorable change was driven primarily by a $32 million increase in operating income due primarily to an increase in service revenues and NGL margins partially offset by the absence of $25 million of operating income earned in second-quarter 2017 by our former olefins operations. Other Investing Income for the quarter was favorably impacted by a $62 million gain on the deconsolidation of Williams Partners' interests in the Jackalope Gas Gathering System. Partially offsetting the improvements were $66 million of impairments of certain assets in second-quarter 2018 and a $33 million decrease in equity earnings primarily driven by lower earnings at Discovery Producer Services.

Year to date, Williams reported unaudited net income attributable to Williams of $287 million, an unfavorable change of $167 million over the same period in 2017. The decrease was driven primarily by a $202 million unfavorable change in Other Investing Income due largely to the absence of a $269 million gain in first-quarter 2017 associated with a transaction involving certain joint-venture interests in the Permian Basin and Marcellus Shale, partially offset by a $62 million gain on Williams Partners' interests in the Jackalope Gas Gathering System. The unfavorable change also reflects a $58 million decrease in equity earnings primarily driven by lower earnings at Discovery Producer Services and $66 million of impairments of certain assets in second-quarter 2018. Partially offsetting the decrease was a $93 million improvement in operating income, due primarily to an increase in service revenues and NGL margins overcoming the absence of $57 million of operating income earned in the first half of 2017 by our former olefins operations.

Williams reported second-quarter 2018 Adjusted income per share of $0.17, a 31 percent increase over second-quarter 2017 Adjusted income per share of $0.13. The improvement was driven by the same factors affecting net income attributable to Williams, adjusted primarily for excluding the gain on the deconsolidation of the Jackalope Gas Gathering System and impairments of certain assets. Year-to-date, Adjusted income per share was $0.36, a 33 percent improvement over the first-half 2017 result of $0.27.

Williams reported second-quarter 2018 Adjusted EBITDA of $1.11 billion, a $3 million decrease from second-quarter 2017. The modest change was driven by a $37 million decrease in proportional EBITDA from joint ventures due primarily to less production on the Discovery system, the absence of $23 million Adjusted EBITDA earned in second-quarter 2017 from the NGL & Petchem Services business primarily as a result of the sale of the Geismar olefins facility, and $26 million increased operating & maintenance (O&M) expenses at Williams Partners' businesses primarily due to increased reliability and integrity costs at Transco. Partially offsetting these decreases was a $46 million increase in service revenues, driven primarily by expansion projects brought online by Transco in 2017 and 2018. Second-quarter 2018 service revenues would have increased by $67 million over second-quarter 2017 if revenue-recognition standards adopted in 2018 had been applied to second-quarter 2017 results. Additionally, NGL and Marketing margins improved by $35 million.

Year-to-date, Williams reported Adjusted EBITDA of $2.245 billion, a decrease of $13 million from the same six-month reporting period in 2017. The unfavorable change was driven by the absence of $72 million Adjusted EBITDA earned in 2017 from the NGL & Petchem Services business primarily as a result of the sale of the Geismar olefins facility, a $60 million decrease in proportional EBITDA from joint ventures due primarily to less production on the Discovery system, $38 million increased O&M expenses at Williams Partners' businesses primarily due to increased reliability and integrity costs at Transco, and a $12 million regulatory charge per approved pipeline transportation rates associated with the Tax Reform Act. Partially offsetting these decreases was a $125 million increase in service revenues, driven primarily by expansion projects brought online by Transco in 2017 and 2018. Service revenue would have increased by $165 million over first half of 2017 if revenue-recognition standards adopted in 2018 had been applied to first-half 2017 results. Additionally, NGL and Marketing margins improved by $49 million.

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

"Our consistent strategy of connecting growing natural gas demand to growing low-cost gas production delivered results which slightly exceeded our business plan for second quarter, and we look forward to an even stronger second half of the year as the Atlantic Sunrise project nears completion and producer activity on our systems in the Northeast and Wyoming is ramping up. We are also excited about the transactions announced earlier this week. Selling assets in a maturing basin at attractive multiples, and redeploying that capital to higher growth basins enhances our position to capitalize on future growth opportunities and follows our strategy to connect the best supplies to the best markets.

"It is clear that our focus on natural gas volume growth combined with our advantaged infrastructure and the continued confidence in low-price natural gas continues to drive demand for services on our systems. Placing the Transco expansion projects into service in 2017 and 2018 is now delivering exceptional fee-based revenue growth - a $50 million increase for second-quarter 2018 over second-quarter 2017 for Transco transportation revenues thanks to those expansion projects coming online. Our growth was not limited to Transco as Williams Partners' current business segments posted year-over-year increases in Adjusted EBITDA for the quarter and year-to-date.

"I'm pleased our teams were able to complete so much maintenance work this quarter, especially in our high-growth areas where we accelerated inspections and other key maintenance needs into this quarter to take advantage of the timing of outages associated with expansion construction work and project work - particularly important in association with a project like Atlantic Sunrise, which is preparing to bring additional loads on to that system. I'm proud of our team's exceptional focus on safety and environmental compliance throughout the construction and commissioning process on this large and complex project.

"We are also making great progress on several other projects. In Wyoming, we just announced an expansion on our Jackalope Gas Gathering System and associated Bucking Horse gas processing facility in the Powder River Basin, Niobrara Shale play that will increase processing capacity to 345 million cubic feet per day ('MMcf/d') by the end of 2019 to meet growing customer demand in this underserved growth basin. We also completed major modifications to our Mobile Bay processing plant to enable the handling of large volumes of gas liquids from Shell's Norphlet fields in the Eastern Gulf of Mexico. Additionally, a major expansion of our Oak Grove gas-processing facility in West Virginia is also underway. Construction is going well on Transco's Gulf Connector project, and we realized great progress on the permitting of several other Transco projects in the Northeast and Northwest Pipeline in Seattle."

Business Segment Results
Williams’ business segments for financial reporting are Williams Partners and Other.

Williams	Modified and Adjusted EBITDA
Amounts in millions	2Q 2018			2Q 2017			YTD 2018			YTD 2017
	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA	Modified EBITDA	Adjust.	Adjusted EBITDA
Williams Partners	$1,115	($18)	$1,097	$1,076	$28	$1,104	$2,222	($3)	$2,219	$2,208	$13	$2,221
Other	(57)	70	13	(17)	26	9	(44)	70	26	1	36	37
Totals	$1,058	$52	$1,110	$1,059	$54	$1,113	$2,178	$67	$2,245	$2,209	$49	$2,258

Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.
Williams Partners Segment
Comprised of our consolidated master limited partnership, WPZ, Williams Partners segment includes gas pipeline and midstream businesses. The gas pipeline business includes interstate natural gas pipelines and pipeline joint project investments. The midstream business provides natural gas gathering, treating, processing and compression services; NGL production, fractionation, storage, marketing and transportation; deepwater production handling and crude oil transportation services; and is comprised of several wholly owned and partially owned subsidiaries and joint project investments.

Williams Partners reported second-quarter 2018 Modified EBITDA of $1.115 billion, an increase of $39 million from second-quarter 2017. Adjusted EBITDA decreased by $7 million to $1.097 billion.The change in Adjusted EBITDA was driven by a $37 million decrease in proportional EBITDA from joint ventures due primarily to less production on the Discovery system, the absence of $23 million Adjusted EBITDA earned in second-quarter 2017 from the NGL & Petchem Services business primarily as a result of the sale of the Geismar olefins facility, and $26 million increased O&M expenses at Williams Partners' businesses primarily due to increased reliability and integrity costs at Transco. Partially offsetting these decreases was a $46 million increase in service revenues, driven primarily by expansion projects brought online by Transco in 2017 and 2018. Second-quarter 2018 service revenues would have increased by $67 million over second-quarter 2017 if revenue-recognition standards adopted in 2018 had been applied to second-quarter 2017 results. Additionally, NGL and Marketing margins improved by $35 million.

Year-to-date, the Williams Partners segment reported Modified EBITDA of $2.222 billion, an improvement of $14 million over the same six-month reporting period in 2017. Adjusted EBITDA decreased by $2 million to $2.219 billion. The slight change was driven by the absence of $72 million Adjusted EBITDA earned in 2017 from the NGL & Petchem Services business primarily as a result of the sale of the Geismar olefins facility, a $60 million decrease in proportional EBITDA from joint ventures due primarily to less production on the Discovery system, $38 million increased O&M expenses at Williams Partners' businesses primarily due to increased reliability and integrity costs at Transco, and a $12 million regulatory charge per approved pipeline transportation rates associated with the Tax Reform Act. Partially offsetting these decreases was a $125 million increase in service revenues, driven primarily by expansion projects brought online by Transco in 2017 and 2018. Service revenue would have increased by $165 million over first half of 2017 if revenue-recognition standards adopted in 2018 had been applied to first-half 2017 results. Additionally, NGL and Marketing margins improved by $49 million.

Williams Partners’ complete financial results for second-quarter 2018 are provided in the earnings news release issued today by Williams Partners.

Other Segment
Williams' Other segment reported second-quarter 2018 Modified EBITDA of ($57) million, a decrease of $40 million from second-quarter 2017. The unfavorable change primarily reflects the impact of $66 million of impairments of certain assets in second-quarter 2018. Adjusted EBITDA increased by $4 million to $13 million.

Year-to-date, Williams' Other segment reported Modified EBITDA of ($44) million, a decrease of $45 million over the same six-month reporting period in 2017. The unfavorable change primarily reflects the impact of $66 million of impairments of certain assets in second-quarter 2018. Adjusted EBITDA decreased by $11 million to $26 million.

Guidance
After consideration of the effects of the recently-announced purchase of Discovery DJ Services and the divestiture of the Four Corners Area as well as various other forecast updates, current guidance from Analyst Day on May 17, 2018, remains unchanged except for Growth Capital Expenditures, which have been revised for 2018 and 2019 for the inclusion of the purchase of Discovery DJ Services and other projects including 2019 planned expansions in the West (Niobrara) and Northeast G&P segments. As a result, total growth capital expenditures for WMB have been updated in the following table:

Growth Capex	2018 Guidance	2019 Guidance
Total WMB	$3.9 billion	$2.6 billion
Prior Guidance	$3.1 billion	$2.4 billion

Williams and Williams Partners Announce Meeting and Record Dates for Williams Special Meeting
On July 12, 2018, Williams and Williams Partners announced that, in connection with the previously announced merger transaction between Williams and Williams Partners (the "Merger"), the registration statement on Form S-4 (the "Registration Statement") has been declared "effective" by the U.S. Securities and Exchange Commission ("SEC"). The closing of the Merger remains subject to customary closing conditions, including approval by the Williams stockholders. On July 12, 2018, Williams also announced that it has scheduled a special meeting of Williams stockholders to vote on the proposed Merger and related amendment of Williams Amended and Restated Certificate of Incorporation to increase the number of shares of Williams common stock. The special meeting of stockholders will be held on Aug. 9, 2018, at 10:00 a.m. (Central Daylight Time) at the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma. Williams' stockholders of record as of the close of business on July 9, 2018, are entitled to vote at the meeting.

On May 16, 2018, the board of directors of Williams (the “Williams Board”) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, and in connection with the Merger, the Charter Amendment and the Stock Issuance, are in the best interests of Williams and its stockholders, approved and declared advisable the Merger Agreement, the Charter Amendment, and the Stock Issuance, and resolved to submit the Charter Amendment and Stock Issuance to a vote of Williams’ stockholders and recommend approval of the adoption of the Charter Amendment and approval of the Stock Issuance (the “Williams Board Recommendation”).

Williams’ Second-Quarter 2018 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams’ second-quarter 2018 financial results package will be posted shortly at www.williams.com. The materials will include the analyst package.

Williams and Williams Partners will host a joint Q&A live webcast on Thursday, Aug. 2, 2018, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). A limited number of phone lines will be available at (877) 260-1479. International callers should dial (334) 323-0522. The conference ID is 1766230. The link to the webcast, as well as replays of the webcast, will be available for at least 90 days following the event at www.williams.com.

Form 10-Q
The company plans to file its second-quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC) this week. Once filed, the document will be available on both the SEC and Williams websites.

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – Adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, cash available for dividends and other uses, dividend coverage ratio, distributable cash flow and cash distribution coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, Modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of Modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.

Cash available for dividends and other uses is defined as cash received from our ownership in WPZ and Adjusted EBITDA from our Other segment, less interest, taxes and maintenance capital expenditures associated with our Other segment. We also calculate the ratio of cash available for dividends to the total cash dividends paid (dividend coverage ratio). This measure reflects our cash available for dividends relative to actual cash dividends paid.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Company’s assets and the cash that the business is generating.

Neither Adjusted EBITDA, adjusted income, cash available for dividends and other uses or distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams
Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 74 percent of Williams Partners L.P. (NYSE: WPZ). Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included herein that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	The closing and expected timing of, and anticipated financial results following, the merger of Williams’ wholly owned subsidiary, SCMS LLC, with and into WPZ (WPZ Merger);

•	Expected levels of cash distributions by Williams Partners L.P. (WPZ) with respect to limited partner interests;

•	Levels of dividends to Williams stockholders;

•	Future credit ratings of Williams, WPZ, and their affiliates;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Expected in-service dates for capital projects;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas and natural gas liquids prices, supply, and demand;

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Satisfaction of the conditions to the completion of the WPZ Merger, including receipt of the Williams stockholder approval, and our ability to close the WPZ Merger;

•	Whether WPZ will produce sufficient cash flows to provide expected levels of cash distributions;

•	Whether we are able to pay current and expected levels of dividends;

•	Whether we will be able to effectively execute our financing plan;

•	Availability of supplies, market demand, and volatility of prices;

•	Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and timely execute our capital projects and other investment opportunities;

•	Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities;

•	Development and rate of adoption of alternative energy sources;

•	The impact of operational and developmental hazards and unforeseen interruptions;

•
The impact of existing and future laws (including, but not limited to, the Tax Cuts and Jobs Act of 2017), regulations, the regulatory environment, environmental liabilities, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•
Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•	Acts of terrorism, including cybersecurity threats, and related disruptions;

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth herein. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the SEC on February 22, 2018 and in Part II, Item 1A. Risk Factors in our Quarterly Reports on Form 10-Q.
###

Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income
(UNAUDITED)
	2017					2018
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Income (loss) attributable to The Williams Companies, Inc. available to common stockholders	$373	$81	$33	$1,687	$2,174	$152	$135	$287

Income (loss) - diluted earnings (loss) per common share	$.45	$.10	$.04	$2.03	$2.62	$.18	$.16	$.35
Adjustments:
Williams Partners
Estimated minimum volume commitments	$15	$15	$18	$(48)	$—	$—	$—	$—
Impairment of certain assets	—	—	1,142	9	1,151	—	—	—
Ad valorem obligation timing adjustment	—	—	7	—	7	—	—	—
Organizational realignment-related costs	4	6	6	2	18	—	—	—
(Gain) loss related to Canada disposition	(3)	(1)	4	4	4	—	—	—
Severance and related costs	9	4	5	4	22	—	—	—
Constitution Pipeline project development costs	2	6	4	4	16	2	1	3
ACMP Merger and transition costs	—	4	3	4	11	—	—	—
Share of impairment at equity-method investments	—	—	1	—	1	—	—	—
(Gain) loss on asset retirement	—	—	(5)	5	—	—	—	—
Geismar Incident adjustments	(9)	2	8	(1)	—	—	—	—
Gain on sale of Geismar Interest	—	—	(1,095)	—	(1,095)	—	—	—
Gains from contract settlements and terminations	(13)	(2)	—	—	(15)	—	—	—
Accrual for loss contingency	9	—	—	—	9	—	—	—
(Gain) loss on early retirement of debt	(30)	—	3	—	(27)	7	—	7
Gain on sale of RGP Splitter	—	(12)	—	—	(12)	—	—	—
Settlement charge from pension early payout program	—	—	—	35	35	—	—	—
Regulatory adjustments resulting from Tax Reform	—	—	—	713	713	4	(20)	(16)
Share of regulatory charges resulting from Tax Reform for equity-method investments	—	—	—	11	11	2	—	2
Expenses associated with Financial Repositioning	—	2	—	—	2	—	—	—
Expenses associated with strategic asset monetizations	1	4	—	—	5	—	—	—
WPZ Merger costs	—	—	—	—	—	—	1	1
Total Williams Partners adjustments	(15)	28	101	742	856	15	(18)	(3)
Other
Impairment of certain assets	—	23	68	—	91	—	66	66
Loss related to Canada disposition	1	—	—	1	2	—	—	—
Expenses associated with strategic alternatives	1	3	5	—	9	—	—	—
Settlement charge from pension early payout program	—	—	—	36	36	—	—	—
Regulatory adjustments resulting from Tax Reform	—	—	—	63	63	—	1	1
Expenses associated with Financial Repositioning	8	—	—	—	8	—	—	—
WPZ Merger costs	—	—	—	—	—	—	3	3
Total Other adjustments	10	26	73	100	209	—	70	70
Adjustments included in Modified EBITDA	(5)	54	174	842	1,065	15	52	67

Adjustments below Modified EBITDA
Gain on disposition of equity-method investment - Williams Partners	(269)	—	—	—	(269)	—	—	—
Accelerated depreciation by equity-method investments	—	—	—	9	9	—	—	—
Change in depreciable life associated with organizational realignment - Williams Partners	(7)	—	—	—	(7)	—	—	—
Gain on deconsolidation of Jackalope interest	—	—	—	—	—	—	(62)	(62)
Allocation of adjustments to noncontrolling interests	77	(10)	(28)	(199)	(160)	(5)	21	16
	(199)	(10)	(28)	(190)	(427)	(5)	(41)	(46)
Total adjustments	(204)	44	146	652	638	10	11	21
Less tax effect for above items	77	(17)	(55)	(246)	(241)	(3)	(3)	(6)
Adjustments for tax-related items (1)	(127)	—	—	(1,923)	(2,050)	—	—	—

Adjusted income available to common stockholders	$119	$108	$124	$170	$521	$159	$143	$302
Adjusted diluted earnings per common share (2)	$.14	$.13	$.15	$.20	$.63	$.19	$.17	$.36
Weighted-average shares - diluted (thousands)	826,476	828,575	829,368	829,607	828,518	830,197	830,107	830,151

(1) The first quarter of 2017 includes an unfavorable adjustment related to the release of a valuation allowance. The fourth quarter of 2017 includes an unfavorable adjustment to reverse the tax benefit associated with remeasuring our deferred tax balances at a lower corporate rate resulting from Tax Reform.

(2) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2017					2018
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Net income (loss)	$569	$193	$125	$1,622	$2,509	$270	$269	$539
Provision (benefit) for income taxes	37	65	24	(2,100)	(1,974)	55	52	107
Interest expense	280	271	267	265	1,083	273	275	548
Equity (earnings) losses	(107)	(125)	(115)	(87)	(434)	(82)	(92)	(174)
Other investing (income) loss - net	(272)	(2)	(4)	(4)	(282)	(4)	(68)	(72)
Proportional Modified EBITDA of equity-method investments	194	215	202	184	795	169	178	347
Depreciation and amortization expenses	442	433	433	428	1,736	431	434	865
Accretion expense associated with asset retirement obligations for nonregulated operations	7	9	7	10	33	8	10	18
Modified EBITDA	$1,150	$1,059	$939	$318	$3,466	$1,120	$1,058	$2,178

Williams Partners	$1,132	$1,076	$1,000	$408	$3,616	$1,107	$1,115	$2,222
Other	18	(17)	(61)	(90)	(150)	13	(57)	(44)
Total Modified EBITDA	$1,150	$1,059	$939	$318	$3,466	$1,120	$1,058	$2,178

Adjustments included in Modified EBITDA (1):

Williams Partners	$(15)	$28	$101	$742	$856	$15	$(18)	$(3)
Other	10	26	73	100	209	—	70	70
Total Adjustments included in Modified EBITDA	$(5)	$54	$174	$842	$1,065	$15	$52	$67

Adjusted EBITDA:

Williams Partners	$1,117	$1,104	$1,101	$1,150	$4,472	$1,122	$1,097	$2,219
Other	28	9	12	10	59	13	13	26
Total Adjusted EBITDA	$1,145	$1,113	$1,113	$1,160	$4,531	$1,135	$1,110	$2,245

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) Attributable to The Williams Companies, Inc. to Adjusted Income," which is also included in these materials.

Dividend Coverage Ratio
(UNAUDITED)
	2017					2018
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Distributions from WPZ (accrued / “as declared” basis)	$421	$421	$421	$421	$1,684	$431	$442	$873
Other Segment Adjusted EBITDA	28	9	12	10	59	13	13	26
Corporate interest	(66)	(65)	(66)	(64)	(261)	(64)	(64)	(128)
Subtotal	383	365	367	367	1,482	380	391	771
WMB cash tax rate	0%	0%	2%	2%	1%	0%	2%	1%
WMB cash taxes (excludes cash taxes paid by WPZ)	—	—	(7)	(9)	(16)	—	(9)	(9)
Other Segment Maintenance Capital	(3)	(5)	(5)	(9)	(22)	(9)	(7)	(16)
WMB cash available for dividends and other uses (1)	$380	$360	$355	$349	$1,444	$371	$375	$746
WMB dividends paid	(248)	(248)	(248)	(248)	(992)	(281)	(282)	(563)
Excess cash available after dividends	$132	$112	$107	$101	$452	$90	$93	$183

Dividend per share	$0.3000	$0.3000	$0.3000	$0.3000	$1.2000	$0.3400	$0.3400	$0.6800

Coverage ratio (2)	1.53	1.45	1.43	1.41	1.46	1.32	1.33	1.33

(1) Effective with the first quarter of 2018, Williams increased its regular dividend from $0.30 per share to $0.34 per share.
(2) WMB cash available for dividends and other uses / WMB dividends paid.